UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

__________________

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): July 1, 2008

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Lyris, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-10875	01-0579490
(State or other	(Commission File Number)	(I.R.S. Employer
jurisdiction of incorporation)		Identification Number)

103 Foulk Road, Suite 205Q
Wilmington, DE		19803
(Address of principal		(Zip code)
executive offices)

Registrant's telephone number, including area code: (302) 691-6189

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Executive Officer

Only July 1, 2008, Mr. Robb Wilson, a named executive officer of Lyris, Inc. (the “Company”), resigned from the office of Vice President of Technology of the Company and, effective with Mr. Wilson’s resignation, his employment with the Company terminated. As of the date of this current report, the Company had not appointed a replacement for Mr. Wilson.

Appointment of Director

On July 1, 2008, the Board of Directors (the “Board”) of the Company appointed Mr. Robb Wilson as a Class III director of the Company. The appointment increased the number of directors constituting the whole Board from five to six directors. As a Class III director, Mr. Wilson shall hold office until the Company’s 2010 annual meeting of stockholders and until his successor is elected and qualified or until his earlier death, resignation or removal from office.

In connection with Mr. Wilson’s appointment to the Board, Mr. Wilson will receive the Company’s standard per day/meeting fees, plus reimbursement for out of pocket expenses, that other non-employee directors of the Company receive. Mr. Wilson has waived the right to an annual retainer fee. In addition, the stock options that Mr. Wilson was granted as an executive officer of the Company under the Company’s 2005 Equity-Based Compensation Plan, as amended, will continue to vest in accordance with their terms during the time in which Mr. Wilson serves as a director.

As of Mr. Wilson’s appointment, Mr. Wilson is not expected to be named to any of the Board’s committees. There are no other arrangements or understandings between Mr. Wilson and any other persons pursuant to which Mr. Wilson was appointed as a director of the Company. Mr. Wilson has not had a direct or indirect material interest in any transaction since the beginning of the Company’s last fiscal year, or in any currently proposed transaction, involving an amount in excess of $120,000 in which the Company was or is to be a participant.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LYRIS, INC.

		By:	/s/ Luis Rivera
		Name:	Luis A. Rivera
		Title:	Chief Executive Officer

Date:	July 3, 2008